UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 26, 2008

Eddie Bauer Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33070	421672352
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10401 NE 8th Street, Suite 500, Bellevue, Washington		98004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(425)-755-6544

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

Eddie Bauer Holdings, Inc. (the "Company") had a 40% interest in Eddie Bauer GmbH & Co. KG ("Eddie Bauer Germany"), a joint venture established to sell Eddie Bauer merchandise in Germany. Heinrich Heine GmbH and SportScheck GmbH (both former Spiegel affiliates and subsidiaries of Otto GmbH & Co. KG) held the remaining 60% interest in Eddie Bauer Germany. The Company previously received a required one-year notice from its joint venture partners in Eddie Bauer Germany of their decision to terminate the joint venture arrangement, and as a result, the joint venture, together with a companion license arrangement, would have terminated in February 2009. On June 26, 2008, the Company and the other joint venture partners entered into an agreement to transfer their interests in the joint venture to a third party in return for a release of liabilities, effective March 1, 2008. As part of the transfer of the joint venture interest, the Company terminated the prior license agreement and entered into a new licensing arrangement to license use of its tradename and trademarks in Germany, Austria, Switzerland and Liechtenstein to Eddie Bauer Germany for a five-year period in exchange for specified royalties. As a result of the transfer of the joint venture interest, in the second quarter of 2008 the Company recognized a loss of $0.5 million associated with an uncollected receivable from Eddie Bauer Germany.

In the first quarter of 2008, as a result of the above-mentioned termination notice, the Company performed an impairment review of its investment in Eddie Bauer Germany and determined that an other-than-temporary impairment existed. Accordingly, the Company recognized an impairment charge of $3.9 million during the first quarter of 2008, which was reflected within "Equity in Losses of Foreign Joint Ventures". The impairment charge reduced the Company’s investment in Eddie Bauer Germany to zero and also reflected the Company’s legal obligation to fund its proportionate share of Eddie Bauer Germany’s losses for its fiscal year ended February 29, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eddie Bauer Holdings, Inc.

July 1, 2008	By:	Freya R. Brier

Name: Freya R. Brier
Title: Senior Vice President and General Counsel